Exhibit 3.1

CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS

WITH RESPECT TO THE

FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL

CLASS A PREFERRED STOCK, SERIES K

OF

WELLS FARGO & COMPANY

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY as follows:

1.

Resolutions were adopted by the Securities Committee of the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on December 30, 2008, providing for and authorizing the issuance of 3,500,000 shares of the Company’s Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K (the “Series K Preferred Stock”);

2.

None of the authorized shares of the Company’s Series K Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations previously filed on December 30, 2008 with the Secretary of State of the State of Delaware with respect to such series;

3.	The following resolutions were duly adopted by the Securities Committee of the Board of Directors of the Company pursuant to the written consent of the Committee duly adopted on February 11, 2020:

          RESOLVED that the Securities Committee hereby authorizes the redemption of the remaining 1,802,000 shares of the Company’s Series K Preferred Stock (the “Redeemed Shares”) on March 16, 2020 (the “Redemption Date”) at a redemption price of $1,000.00 per Redeemed Share in accordance with the Certificate of Designations relating to the Series K Preferred Stock.

          RESOLVED that after giving effect to the redemption of the Redeemed Shares on the Redemption Date, no shares of the Series K Preferred Stock will remain outstanding.

          RESOLVED that the Securities Committee hereby appoints Equiniti Trust Company, a limited trust company organized under the laws of the State of New York, to act as redemption agent (the “Redemption Agent”) and authorizes the Chief Executive Officer, the President, any Senior Executive Vice President, any Executive Vice President and any Senior Vice President (each an “Authorized Officer”), acting singly, to enter into a redemption agent agreement with the Redemption Agent.

          RESOLVED that the Authorized Officers, acting singly, are authorized to execute such documents and to take such other actions as they, or any one of them, deem necessary or advisable to carry out the foregoing resolutions in accordance with their intent, including, without limitation, to execute, acknowledge, and file such instruments and documents as they, or any one of them, may deem necessary or advisable to finalize the redemption of the Redeemed Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate to be signed by Le Roy Davis, its Senior Vice President and Assistant Treasury, and attested by John J. Muller, its Assistant Secretary, this 17th day of March, 2020.

WELLS FARGO & COMPANY

By	/s/ Le Roy Davis
Senior Vice President and
Assistant Treasurer

ATTEST:

/s/ John J. Muller
Assistant Secretary

[As filed with the Delaware Secretary of State on March 17, 2020]